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Exhibit 99.1

                        Press Release
                        For Immediate Release

Beazer Homes USA, Inc. Reports Home Orders,
Closings and Backlog for the
Quarter and Six Months Ended March 31, 2004

Atlanta, Ga., April 6, 2004—Beazer Homes USA, Inc. (NYSE:BZH) (www.beazer.com) today released preliminary unit net orders, closings and backlog for the quarter and six months ended March 31, 2004.

	New Orders (Units)
	For the Quarter Ended March 31,			For the Six Months Ended March 31,
	2004	2003	% Change	2004	2003	% Change
Southeast	1,636	1,628	0.5%	2,679	2,643	1.4%
West	1,885	1,277	47.6%	3,339	2,216	50.7%
Central	351	296	18.6%	536	528	1.5%
Mid-Atlantic	403	496	(18.8)%	719	948	(24.2)%
Midwest	757	882	(14.2)%	1,063	1,385	(23.2)%

Total	5,032	4,579	9.9%	8,336	7,720	8.0%

	Closings (Units)
	For the Quarter Ended March 31,			For the Six Months Ended March 31,
	2004	2003	% Change	2004	2003	% Change
Southeast	1,197	1,093	9.5%	2,454	2,186	12.3%
West	1,404	1,095	28.2%	2,618	2,135	22.6%
Central	208	272	(23.5)%	448	538	(16.7)%
Mid-Atlantic	367	233	57.5%	685	528	29.7%
Midwest	508	604	(15.9)%	1,087	1,392	(21.9)%

Total	3,684	3,297	11.7%	7,292	6,779	7.6%

-more-

	Backlog (Units) As of March 31,
	2004	2003	% Change
Southeast	2,546	2,324	9.6%
West	3,008	1,914	57.2%
Central	484	497	(2.6)%
Mid-Atlantic	1,151	1,120	2.8%
Midwest	1,281	1,605	(20.2)%

Total	8,470	7,460	13.5%

        Preliminary backlog sales value as of March 31, 2004 totals $2.04 billion, up 37% from the backlog sales value of $1.49 billion as of March 31, 2003.

        Beazer Homes USA, Inc., based in Atlanta, Georgia, is one of the country's ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas and Virginia. Beazer Homes also provides mortgage origination and title services to its homebuyers.

Contact:	Leslie H. Kratcoski Director, Investor Relations (770) 829-3700 lkratcos@beazer.com

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  Exhibit 99.1
Beazer Homes USA, Inc. Reports Home Orders, Closings and Backlog for the Quarter and Six Months Ended March 31, 2004